Exhibit 10.2

TOKEN LENDING AGREEMENT

This TOKEN LENDING AGREEMENT (this “Agreement”) is made on the date of the last signature hereto (the “Effective Date”).

BETWEEN:

(1)	Greenlane Subsidiary Inc., a Delaware corporation (the “Lender”);

AND:

(2)	Berachain Operations Corporation, a company incorporated in the British Virgin Islands (the “Borrower”).

Lender and Borrower are hereinafter referred to as a “Party” and together the “Parties”.

WHEREAS:

A.	On or about the date of this Agreement, the Borrower and the Lender entered into an agreement providing for the purchase and sale of Tokens pursuant to which the Borrower committed to sell Tokens to the Lender and the Lender committed to buy Tokens from the Borrower (the “Purchase and Sale Agreement”) in accordance with the terms and conditions of the Purchase and Sale Agreement (a copy of which is attached hereto as Schedule A).
B.	The Purchase and Sale Agreement, as a condition precedent, requires the execution, delivery and good standing of this Agreement and for the Lender to lend to the Borrower the number of Tokens equal to the Lent Token Amount.
C.	The Lender has agreed to lend to the Borrower the number of Tokens equal to the Lent Token Amount (the “Lent Tokens”), and the Borrower has agreed to borrow such Lent Tokens from the Lender under the terms and conditions set out in this Agreement.

NOW, THEREFORE, upon the terms and subject to the conditions contained in this Agreement, and in consideration of the foregoing and the mutual promises and covenants contained herein, the Parties hereto agree as follows:

DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement:

(a)	Terms with a capitalized initial letter that are not expressly defined herein shall have the meaning ascribed to them in the Purchase and Sale Agreement; and

(b)	The following terms shall, when written with a capital initial letter, have the definition ascribed to them below or elsewhere in the Agreement.

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“Act of Insolvency”	In relation to the Borrower, means:

(a)	Making a general assignment for the benefit of, or entering into a reorganization, arrangement or composition with creditors or declaring bankruptcy;

(b)	Stating in writing that it is unable to pay one or several of its debts owed to Lender as they become due;

(c)	Seeking, consenting to or acquiescing in the appointment of any trustee, administrator, receiver or liquidator or analogous officer of it or any material part of its property or assets;

(d)	The presentation or filing of a petition in respect of it in any court or before any agency alleging or for the bankruptcy, winding up or insolvency (or any analogous proceeding) or seeking any reorganization, arrangement, composition, readjustment, administration, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or

(e)	The appointment of a receiver, administrator, liquidator, trustee or analogous officer over all or any material part of such its property or assets.

“Affiliate”	When used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

“Approved Exchange”	Means those Exchanges listed on Schedule B, as may be updated or modified by the Lender from time to time in its sole discretion.

“Borrower Wallet”	Means the designated digital wallet of the Borrower for receipt, storage and management of Lent Tokens, with the relevant details notified by the Borrower to the Lender as the wallet address for the purposes of this Agreement.

“Business Day”	Means any day except Saturday, Sunday or a statutory holiday in the Cayman Islands.

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“Exchange”	Means any digital asset exchanges on which Tokens are listed.

“Hacker Event”	Shall have that meaning ascribed in section 2.8 of this Agreement.

“Initial Lent Token Amount”	Means the initial amount of Tokens loaned by the Lender to the Borrower, as set forth in Schedule C attached hereto.

“Lender Wallet”	Means the designated digital wallet of the Lender to which the Borrower shall repay the Lent Token Amount, with the relevant details notified by the Lender to the Borrower as the wallet address for the purposes of this Agreement.

“Lent Token Amount Increase”	Shall have the meaning set forth in Clause 2.4 below.

“Lent Token Amount”	Means the sum of the Initial Lent Token Amount and all subsequent Requested Lent Token Increase Amount(s) that have been received by the Borrower, as reduced by the Lender pursuant to the Lender’s rights to set-off the Tranche Purchase Value (as defined in the Purchase and Sale Agreement) pursuant to a reduction in the Lent Token Amount.

“Lent Tokens”	Shall have the meaning set forth in recital (C) above.

“Loan”	Means the loan of the Lent Tokens pursuant to this Agreement.

“Loan Confirmation”	Means documentation of the Parties’ agreement to the particular terms of a Loan, which shall be memorialized in a confirmation executed and delivered by each of the Parties and which shall be in form and substance agreed by the Parties.

“Market Value”	Shall equal the last traded price on an Exchange reasonably acceptable to the Lender multiplied by the Lent Token Amount.

“Maturity Date”	Means the expiration of the 4 month anniversary plus twenty (20) Business Days from the date hereof

“Notice”	Shall have the meaning set forth in Clause 8.1 below.

“Parties”	Shall have the meaning set forth in the recitals above.

“Person”	Means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, unincorporated organization, trust, association or other entity.

“Pre-Contractual Statement”	Shall have the meaning set forth in Clause 8.9

“Purchase and Sale Agreement”	Shall have the meaning set forth in the recital (A) above.

“Requested Lent Token Increase Amount”	Means the amount of Tokens requested by the Borrower to the Lender pursuant to a Loan Confirmation in the event of a Lent Token Amount Increase.

“Requested Tranche Purchase Value”	Shall have the meaning set forth in the Purchase and Sale Agreement.

“Requirement of Law”	Means as to any person, the organizational or governing documents of such person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property or to which such Person or any of its property is subject.

“Token”	Shall have the meaning set forth in Schedule C attached hereto.

“Transfer Date”	Shall have the meaning set forth in Clause 2.2 below.

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1.1.	References in this Agreement to the Clauses and Schedules are to the clauses of, and schedules to, this Agreement. The Schedules form part of and are deemed to be incorporated in this Agreement and the Lender and the Borrower are bound by the terms and conditions set out therein as if they were part of the body of this Agreement.

1.2.	References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced (with or without modification) provided that this Clause 1.2 will not operate to impose any greater financial or other liability on any Party than it would have been under before such amendment, re-enactment, replacement or modification.

1.3.	References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

1.4.	Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

1.5.	In this Agreement the words “includes”, “including” and “included” will be construed without limitation.

1.6.	The words “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

1.7.	Any reference in this Agreement to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality.

1.8.	References to this Agreement or to any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties.

2.	LOAN OF TOKENS

2.1.	The Lender, in accordance with the terms and conditions of this Agreement, hereby agrees to lend Lent Tokens to the Borrower, and the Borrower hereby agrees to borrow the Lent Tokens from the Lender pursuant to the Loan Confirmations agreed to between the Parties from time to time.

2.2.	The Loan will accrue interest at the rate set forth in Schedule C unless otherwise agreed between the Parties in a Loan Confirmation.

2.3.	The Lender, no later than on the first (1st) Business Day following the Effective Date (the “Transfer Date”) shall deliver to the Borrower the Initial Lent Token Amount to the Borrower Wallet, provided that such delivery is considered effected only if there are at least thirty (30) confirmations on the blockchain applicable to the Lent Tokens.

2.4.	The Lent Tokens are lent by the Lender to the Borrower subject to the Borrower’s obligation to redeliver Tokens in the same number as the then outstanding Lent Token Amount to the Lender on the Maturity Date as provided for in this Agreement.

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2.5.	The number of Lent Tokens will initially be equal to the Initial Lent Token Amount. If during a Pricing Period as defined in the Purchase and Sale Agreement, the Market Value of the Lent Token Amount is below one hundred percent (100%) of the Requested Tranche Purchase Value, the Borrower will be entitled to request in writing, and the Lender shall transfer to the Borrower’s Wallet promptly following such request, additional Tokens so as to increase the Lent Token Amount solely to the extent necessary for the Market Value of the Lent Token Amount to equal to one hundred (100%) of the Requested Tranche Purchase Value (a “Lent Token Amount Increase”). It will be the Borrower’s responsibility to request a Lent Token Amount Increase in writing from the Lender pursuant to section 8 of this Agreement (a “Token Amount Increase Notice”). Each Token Amount Increase Notice must include the calculated Market Value of the Lent Token Amount and the Requested Lent Token Increase Amount. Failure of the Lender to send the Requested Lent Token Increase Amount within four hours of receiving such notice will constitute a material breach of this Agreement; provided that, Lender’s payment or performance obligations shall be suspended during a Pricing Period impacted by a Hacker Event. For clarity, where Settlement Flexibility is applied to a Tranche under the Purchase and Sale Agreement, the Requested Tranche Purchase Value for purposes of calculating Market Value shall refer to the value before any upward adjustment due to Settlement Flexibility.

2.6.	Until a Loan is terminated in accordance herewith and subject to the terms of this Agreement, Borrower shall have all of the incidents of ownership of the Lent Tokens, including the right to transfer the Lent Tokens to others.

2.7.	Any Lent Token that is sold, assigned, or transferred by the Borrower to a third party will continue to count as a Lent Token for the purpose of Section 2.4.

2.8.	In the event that an Approved Exchange where the Borrower has deposited all or any portion of the Lent Token Amount experiences hacking, closure, shutdown, or any other unforeseen circumstances that causes all or any portion of the Lent Token Amount to be incapable of being withdrawn (each, a “Hacker Event”, and such portion of the Lent Token Amount which is incapable of being withdrawn from an Approved Exchange being “Frozen Tokens”) the Lender acknowledges and agrees that the Borrower shall not be obligated to return any Frozen Tokens unless and until such Frozen Tokens become capable of being withdrawn from the Approved Exchange by the Borrower. The Parties acknowledge that they will make reasonable efforts to promptly notify the other as soon as they become aware of the occurrence of a Hacker Event. Upon the request of the Lender, the Borrower shall provide reasonable evidence of the Lent Token Amount or part of the Lent Token Amount held at the relevant Approved Exchange, which shall include transaction IDs, to substantiate the occurrence of a Hacker Event and the status of the Frozen Tokens. Notwithstanding anything to the contrary, the Borrower agrees to promptly transfer any claim with respect to the Frozen Tokens to the Lender upon Lender’s request, and Borrower shall work in good faith to provide any additional documents or deliverables requested by Lender to aid in the pursuit of such claim; provided that, absent any such request by Lender, Lender may nevertheless select its own legal counsel to represent its interests with respect to the Hacker Event. For the avoidance of doubt, Borrower’s obligation to return the Lent Token Amount shall not be suspended or delayed due to any hacking, closure, shutdown or any other unforeseen circumstance that effects all or any portion of the Lent Token Amount except in the case of a Hacker Event on an Approved Exchange.

3.	LOAN CONSIDERATION

3.1.	The Borrower may transfer or sell the Lent Tokens in its own name and at its own discretion within the scope of such Exchanges as approved by the Lender, and shall not use the Lent Tokens for margin trading, staking, or any other non-approved collateralized purposes.

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3.2.	All activities must comply with applicable laws, including sanctions and AML restrictions. The Borrower shall maintain accurate transaction records and agrees to provide these transaction details to the Lender on a regular basis or promptly upon reasonable request.

4.	REDELIVERY OF TOKENS

4.1.	Subject to Section 4.2, the Parties agree that on the Maturity Date, the Borrower shall deliver to the Lender the Lent Token Amount.

4.2.	The Parties acknowledge and agree that the Borrower shall not be liable to the Lender with respect to any Tokens the Borrower cannot redeliver to the Lender solely as a result of a Hacker Event.

5.	RIGHTS AND TITLE

5.1.	The Parties agree that the transfer and delivery of the Lent Tokens from the Lender to the Borrower shall constitute a Loan and not a purchase or sale. However, subject to the restrictions in Section 3.1, the Borrower, for the entire duration of this Agreement, shall have full power and authority to deal with the Lent Tokens, including the right to sell, transfer, pledge or otherwise dispose of the Lent Tokens to third parties on a free and clear basis.

5.2.	The Parties shall cooperate in good faith and shall do all things necessary, including executing and delivering all necessary documents and giving all necessary instructions to procure all right, title and interest in (a) any Lent Tokens borrowed by and delivered to Borrower pursuant to Clause 2; and (b) any Tokens redelivered by Borrower pursuant to Clause 4.

5.3.	The transfer and delivery of the Lent Tokens pursuant to Clause 2 above and the transfer and redelivery of Tokens pursuant to Clause 4 above shall be effected and settled through the transfers (if from the Lender to the Borrower) to the Borrower Wallet and (if from the Borrower to the Lender) to the Lender Wallet.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Each Party hereby warrants and undertakes to the other Party on a continuing basis that:

(a)	It is incorporated and validly existing under the laws of the jurisdiction of its formation;

(b)	It is duly authorized and empowered to enter into, deliver, and perform its duties and obligations and has taken all necessary action to authorize the entry into, delivery, and performance of this Agreement, and its entry, execution and performance of this Agreement does not violate any agreement that it has entered into or any applicable law;

(c)	All authorizations required in connection with its entry into, performance, validity or enforceability of, and the transactions contemplated by this Agreement have been obtained or effected and are in full force and effect; and

(d)	Except for the Borrower’s rights under this Agreement, no person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) enabling the purchase, acquisition or borrowing from the Lender of any of its Lent Tokens, including the Lent Tokens.

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6.2.	The Borrower hereby warrants and undertakes to the Lender for the term of this Agreement:

(a)	Any Tokens to be redelivered under this Agreement will be fully paid, free from any liens, pledges, security interests, claims, equitable interests or other encumbrances;

(b)	it will not knowingly and intentionally (i) use any Lent Tokens for illegal or criminal activity according to any applicable laws; (ii) use any Lent Tokens for any purpose that is not commercial in nature; or (iii) transmit any Lent Tokens to either a recipient that is either on the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List or to any other person in a manner that would be in violation of any sanctions administered by OFAC; and

(c)	Buyer will only transact in Tokens on the Exchanges.

7.	DEFAULT AND TERMINATION

7.1.	Each of the following events occurring and continuing in relation to the either Party shall be an “Event of Default”:

(a)	An Act of Insolvency; and

(b)	A material breach of this Agreement which is not cured within two (2) Business Days as from the date on which the non-breaching Party notifies the breaching Party in writing of such default, requesting that it be cured. For the avoidance of any doubt, any material breach that is cured within the aforementioned cure period shall not be considered an Event of Default.

7.2.	If the Borrower commits an Event of Default before the Maturity Date, the obligation of the Borrower to redeliver the Lent Token Amount pursuant to section 4 hereof shall be accelerated and be immediately due upon the Lender’s notification in writing of such request.

7.3.	If the Lender commits an Event of Default, Borrower may elect to terminate this Agreement and the Purchase and Sale Agreement by a notification in writing and without intervention of any jurisdiction and without prejudice to any rights that it may have against the Lender, including but not limited the rights of set-off or rights to damages.

8.	MISCELLANEOUS

8.1.	Notices

(a)	Any notice, demand, consent, waiver or other communication required, given or made under this Agreement (a “Notice”) shall be made in writing, signed on behalf of the Party from which it originates, and shall be sent by e-mail.

(b)	Any Notice shall be deemed to have been delivered, if sent by e-mail with acknowledgment of receipt, on the day of transmission; provided however that, if it is delivered by e-mail on a day which is not a Business Day or after 5.00 pm EST on a Business Day, it will instead be deemed to have been given or made at 8.00 am EST on the next Business Day.

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(c)	The address and e-mail address for any Notice shall be set forth in Schedule D (as the same may be updated or modified by notice to the other Party in accordance with this Clause 8.1).

(d)	Each Party shall provide three (3) Business Days prior notice to the other Party of any change in e-mail address.

(e)	In respect of any notice given by email: (i) any persons receiving the email notice by blind copy (bcc) shall be deemed not to have received the email notice unless proved otherwise or the relevant person confirms or acknowledges receipt; (ii) subject to sub paragraph (iii) below, the email notice shall only be deemed to include any attachments in either Adobe pdf., Microsoft Word, PowerPoint or Excel format (or such other electronic file format that the relevant Parties may agree is acceptable for the purposes of this Clause) provided such attachments are not encrypted or password protected (unless such password is provided and shall not be deemed to have been received until such password is so provided in accordance with this Clause); (iv) unless confirmation of receipt is given by the email recipient, any email notice which together with all attachments is in excess of 10mb shall be deemed to have not been received; (v) any words, inserts, attachments or other information within an email notice which is not apparent or reasonably visible in English; (vi) where an “out of office” or automatically generated email response is received notifying that the recipient is not receiving emails via this email address on a temporary and not permanent basis (for example due to annual leave or public holidays) then the email shall be deemed to have been received two Business Days after that automatically generated email response is received; (vii) any email recipient party may assume (unless it has actual knowledge to the contrary) that the form of email (including attachments) is genuine and has not been tampered with or amended; (viii) any email recipient party may assume (unless it has actual knowledge to the contrary) that any historic chain or thread of email communications is genuine; and (ix) the time of receipt of the email shall be the timestamp on the recipient party’s email server or platform, not the timestamp of the party sending the email.

8.2.	Severability and Variation

(a)	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired, and if such provision would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

(b)	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

8.3.	Binding Effect; No Assignment

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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(b)	This Agreement is not assignable except by operation of law, provided that the Borrower may assign all or any of its rights under this Agreement to one or more of its Affiliates, it being understood that if the Borrower makes such an assignment, it shall nonetheless remain liable for the performance of its Affiliate’s obligations pursuant to this Agreement.

8.4.	Remedies and Waiver

(a)	No failure of any Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise of the right or remedy or the exercise of any other right or remedy.

8.5.	Expenses, taxes, and other duties

(a)	Expenses, taxes, and other duties triggered by the delivery and/or redelivery of the Lent Tokens or Tokens between the Lender and the Borrower, or triggered by any payments due under this Agreement between the Lender and the Borrower, shall be borne by the Party incurring such expenses, taxes or other duties.

8.6.	Captions

(a)	All Clause titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement unless the context shall otherwise require.

8.7.	Language

(a)	This Agreement is entered into in the English language which shall be the definitive version.

(b)	Any communication between the Parties shall be in English.

8.8.	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by and shall be construed in accordance with the laws of the Cayman Islands. The Parties irrevocably agree that the courts of the Caymans Islands shall have exclusive jurisdiction to settle any claim, dispute, or matter of difference that may arise in any way whatsoever out of or in connection with this Agreement. The Parties waive and agree not to assert in any such action or proceeding any claim that it is not personally subject to the jurisdiction of such court, that the action or proceeding is brought in an inconvenient forum or that the venue of the action or proceeding is improper.

8.9.	Entire Agreement

(a)	This Agreement and to the extent applicable, the Purchase and Sale Agreement constitutes the entire agreement between the Parties relating to its subject matter to the exclusion of any terms implied in law that may be excluded by contract. It supersedes and extinguishes any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to such matters. Each Party agrees and acknowledges that it is entering into this Agreement in reliance solely on the statements made or incorporated in it, and it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (each a, “Pre-Contractual Statement”). No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, or otherwise. It is further agreed that the only liability of any Party in respect of the statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract. Nothing in this Clause 8.9 limits or excludes any liability for fraud.

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The parties have duly executed this Agreement on the date appearing at the beginning of it.

Greenlane Subsidiary Inc.		Berachain Operations Corporation

By:	/s/ William Levy	By:	/s/ Jonathan Ip
Name:	William Levy	Name:	Jonathan Ip
Its:	Authorized Signatory	Its:	Authorized Signatory
Date:	2/04/2026	Date:	2/04/2026

Signature Page to Token Lending Agreement

Schedule A Purchase and Sale Agreement

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Schedule B Approved Exchanges

Unless otherwise modified by the Lender from time to time, the Approved Exchanges shall be those Exchanges commonly known as:

1.	Binance
2.	Bybit;
3.	Bitget;
4.	Bithumb
5.	Mexc
6.	Kucoin
7.	Upbit
8.	Gate.io
9.	Coinbase
10.	OKX

Schedule C Key Terms

(i)	The Initial Lent Token Amount shall be: $0
(ii)	Token: a dollar denominated stablecoin, being USDC or USDT, unless otherwise agreed between the Parties.
(iii)	Loan interest rate: 0%

Schedule D Notices

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